Exhibit 99.2

Mission Providence Pty Limited

ABN 90 602 765 784

Mission Providence Pty Limited

ABN 90 602 765 784

STATEMENTS OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME

	Note	12 months ended 31 December 2016	10 November 2014 to 31 December 2015
		AUD$’000	AUD$’000
Revenue	3(a)	49,069	14,906
Other revenue	3(b)	1,221	950
Employee benefits expenses		(42,396)	(27,711)
Client resources and subcontractor fees		(749)	(290)
Premise and equipment expenses		(8,709)	(3,907)
Administrative and management expenses		(1,596)	(2,515)
Information technology expenses		(5,288)	(2,662)
Depreciation and amortisation		(1,400)	(514)
Other expenses		(1,992)	(5,596)
Finance costs		(50)	(8)
Loss before income tax	4	(11,890)	(27,347)
Income tax benefits	5	-	8,168
Loss after income tax for the period		(11,890)	(19,179)

Other comprehensive loss:
Other comprehensive loss for the period, net of tax		-	-
Total comprehensive loss for the period		(11,890)	(19,179)

Loss for the period is attributable to:
Owners of the Company		(11,890)	(19,179)
Non-controlling interest		-	-

Total comprehensive loss for the period is attributable to:
Owners of the Company		(11,890)	(19,179)
Non-controlling interest		-	-

The accompanying notes form part of these financial statements.

Mission Providence Pty Limited

ABN 90 602 765 784

STATEMENTS OF FINANCIAL POSITION

AS AT DECEMBER 31, 2016 AND 2015

	Note	2016	2015
		AUD$’000	AUD$’000
ASSETS

CURRENT ASSETS
Cash and cash equivalents	6	1,889	2,799
Trade and other receivables	7	3,949	133
Amount receivable from related entity	15	-	6,397
Other current assets	8	599	440
TOTAL CURRENT ASSETS		6,437	9,769

NON-CURRENT ASSETS
Plant and equipment	9	4,164	3,443
Intangible assets	10	2,198	542
Deferred tax assets	5	8,168	8,168
TOTAL NON-CURRENT ASSETS		14,530	12,153
TOTAL ASSETS		20,967	21,922

CURRENT LIABILITIES
Trade and other payables	11	8,116	5,061
Amount payable to related entity	15	588	-
Employee benefits	12	3,167	2,990
Financial lease liabilities	13	906	99
Deferred income		5,042	2,243
Income in advance		-	2,252
TOTAL CURRENT LIABILITIES		17,819	12,645

NON-CURRENT LIABILITIES
Employee benefits	12	412	569
Financial lease liabilities	13	1,884	252
TOTAL NON-CURRENT LIABILITIES		2,296	821
TOTAL LIABILITIES		20,115	13,466
NET ASSETS		852	8,456

EQUITY
Issued capital	14	31,921	27,635
Accumulated losses		(31,069)	(19,179)
TOTAL EQUITY		852	8,456

The accompanying notes form part of these financial statements.

Mission Providence Pty Limited

ABN 90 602 765 784

STATEMENTS OF CHANGES IN EQUITY

		Class A Share Capital	Class B Share Capital	Accumulated Losses	Total
	Note
		AUD $	AUD $	AUD $	AUD $
Balance at date of incorporation		-	-	-	-
Share capital contribution		27,634,585	6	-	27,634,591
Total comprehensive loss for the period		-	-	(19,179,291)	(19,179,291)
Balance at 31 December 2015		27,634,585	6	(19,179,291)	8,455,300

Balance at 1 January 2016		27,634,585	6	(19,179,291)	8,455,300
Share capital contribution	14	4,286,416	-	-	4,286,416
Total comprehensive loss for the year		-	-	(11,890,419)	(11,890,419)
Balance at 31 December 2016		31,921,001	6	(31,069,710)	851,297

The accompanying notes form part of these financial statements.

Mission Providence Pty Limited

ABN 90 602 765 784

STATEMENTS OF CASH FLOWS

	Note	12 months ended 31 December 2016	10 November 2014 to 31 December 2015
		AUD $’000	AUD $’000
CASH FLOWS FROM OPERATING ACTIVITIES
Receipts from customers		47,917	16,577
Payments to suppliers and employees		(59,320)	(31,809)
Receipts from rental of properties		1,186	460
Interest received		10	15
Net cash used in operating activities	20	(10,207)	(14,757)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of plant & equipment		(1,154)	(3,015)
Payment of intangible assets		(14)	(634)
Net cash used in investing activities		(1,168)	(3,649)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issue of share capital		10,682	21,237
Payments of financial lease liability		(217)	(32)
Net cash from financing activities		10,465	21,205

Net increase in cash and cash equivalents		(910)	2,799
Cash at beginning of period		2,799	-
Cash at end of period	6	1,889	2,799

On incorporation date, the Company received a transfer of computer equipment with an aggregate fair value of $374,170 from Mission Australia in the form of financial lease. This transfer is not reflected in the statement of Cash Flows.

The accompanying notes form part of these financial statements.

Mission Providence Pty Limited

ABN 90 602 765 784

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2016

These financial statements and notes represent those of Mission Providence Pty Limited (“the Company”).

The Company is a joint venture between Mission Australia (“MA”) and Ingeus Australasia Pty Limited (“Ingeus Australasia”). The Company was incorporated on 10 November 2014 and is domiciled in Australia. The initial reporting period is therefore for the period 10 November 2014 to 31 December 2015.

The financial statements were authorized for issue on 24 February 2017 by the Directors of the Company.

NOTE 1: STATEMENT OF SIGNIFICANT ACCOUNTING POLICIES

1.	Basis of Preparation

a.	Statement of compliance

The financial statements are general purpose financial statements which have been prepared in accordance with International Financial Reporting Standards (IFRS) issued by the International Accounting Standards Board (IASB). Material accounting policies adopted in the preparation of the financial statements are presented below and have been consistently applied unless stated otherwise.

b.	Functional and presentation currency

These financial statements are presented in Australian dollars, which is the Company’s functional currency. All amounts have been rounded to the nearest thousand, unless otherwise indicated.

c.	Basis of measurement

The financial statements, except for cash flow information, have been prepared on the historical costs, modified, where applicable, by the measurement at fair value of selected non-current assets, financial assets and financial liabilities.

d.	Going concern

The financial statements have been prepared on a going concern basis, notwithstanding the loss after income tax for the period of $11,890,000 (2015: $19,179,000) and net operating cash outflows of $10,207,000 (2015: net operating cash outflows of $14,757,000). The Directors believe the going concern basis to be appropriate for the following reasons:

●

The Company received a 5-year contract to provide services, which commenced in July 2015, consistent with the Directors expectations, the volume of activity has been increasing over the first 18 month of the contract.

●

The Company budgeted to make losses as the business developed, as the costs of establishing and fulfilling the obligations as it scaled up were expected to exceed revenue. This was funded by equity contributions from shareholders.

●	The Company is forecasting to be profitable and generate positive cash from operations in 2017 and for the remainder of the contract period.

●

The organizational restructure which the company has carried out in February 2017 will reduce costs to the operation, therefore increasing profitability and the generation of cash from operations in 2017 and future years.

●

In early March 2017, the Company obtained a $2,400,000 short-term shareholder loan facility and drew down $1,000,000 of this facility to fund the restructuring costs incurred to date. The remainder of the short-term shareholder loan facility is also available to meet the working capital requirements of the Company if required.

●	The Directors believe that the Company will generate sufficient cash from operations to continue in operation for the foreseeable future.

No adjustments have been made to the financial report relating to the recoverability and classifications of recorded asset amounts, or to amounts and classification of liabilities that might be necessary should the Company not continue as a going concern.

Mission Providence Pty Limited

ABN 90 602 765 784

NOTES TO THE FINANCIAL STATEMENTS FOR YEAR ENDED DECEMBER 31, 2016 (CONTINUED)

2.	Summary of significant accounting policies

a.	Foreign currency translation

(i)	Functional and presentation currency

Items included in the financial statements of each of the Company’s operations are measured using the currency of the primary economic environment in which it operates (“the functional currency”). The financial statements are presented in Australian dollars, which is Mission Providence’s functional and presentation currency.

(ii)	Transactions and balances

Foreign currency transactions are translated into the presentation currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in the income statement, except when they are attributable to part of the net investment in a foreign operation.

Foreign currency translations are initially translated into Australian currency at the rate of exchange at the date of transaction. At the balance sheet date, amounts payable and receivable in foreign currencies are translated to Australian currency at rates of exchange current at that date. Resulting exchange differences are recognised in determining the profit and loss for the period except for differences arising on foreign currency borrowing included in borrowing costs.

b.	Fair Value of Assets and Liabilities

The Company measures some of its assets and liabilities at fair value on either a recurring or non-recurring basis, depending on the requirements of the applicable Accounting Standard.

Fair value is the price the Company would receive to sell an asset or would have to pay to transfer a liability in an orderly (i.e. unforced) transaction between independent, knowledgeable and willing market participants at the measurement date.

As fair value is a market-based measure, the closest equivalent observable market pricing information is used to determine fair value. Adjustments to market values may be made having regard to the characteristics of the specific asset or liability. The fair values of assets and liabilities that are not traded in an active market are determined using one or more valuation techniques. These valuation techniques maximise, to the extent possible, the use of observable market data.

To the extent possible, market information is extracted from either the principal market for the asset or liability (i.e. the market with the greatest volume and level of activity for the asset or liability) or, in the absence of such a market, the most advantageous market available to the entity at the end of the reporting period (i.e. the market that maximises the receipts from the sale of the asset or minimises the payments made to transfer the liability, after taking into account transaction costs and transport costs).

For non-financial assets, the fair value measurement also takes into account a market participant’s ability to use the asset in its highest and best use or to sell it to another market participant that would use the asset in its highest and best use.

The fair value of liabilities and the entity’s own equity instruments (excluding those related to share-based payment arrangements) may be valued, where there is no observable market price in relation to the transfer of such financial instrument, by reference to observable market information where such instruments are held as assets. Where this information is not available, other valuation techniques are adopted and, where significant, are detailed in the respective note to the financial statements.

Mission Providence Pty Limited

ABN 90 602 765 784

 NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2016 (CONTINUED)

c.	Income Tax

The income tax expense for the period comprises current income tax expenses and deferred income tax expenses.

Current income tax expense charged to the profit and loss is the tax payable on taxable income calculated using applicable income tax rates enacted, or substantially enacted, as of the reporting date. Current tax liabilities are therefore, measured at the amounts expected to be paid to the relevant taxation authority.

Deferred income tax expense reflects movements in deferred tax asset and deferred tax liability balances during the period as well as unused tax losses.

Current and deferred income tax expense is charged or credited directly to equity instead of the profit or loss when the tax relates to items that are credited or charged directly to equity.

Deferred tax assets and liabilities are ascertained based on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements. Deferred tax assets also result where amounts have been fully expensed but future tax deductions are available. No deferred income tax will be recognised from the initial recognition of an asset or liability, excluding a business combination, where there is no effect on accounting or taxable profit or loss.

Deferred tax assets and liabilities are calculated at the tax rates that are expected to apply to the year when the asset is realised or the liability is settled, based on tax rates enacted or substantively enacted at the reporting date. Their measurement also reflects the manner in which management expects to recover or settle the carrying amount of the related asset or liability.

Deferred tax assets relating to temporary differences and unused tax losses are recognised only to the extent that it is probable that future taxable profit will be available against which the benefits of the deferred tax asset can be utilised.

Current tax assets and liabilities are offset where a legally enforceable right of set-off exists and it is intended that net settlement or simultaneous realisation and settlement of the respective asset and liability will occur. Deferred tax assets and liabilities are offset where a legally enforceable right of set-off exists, the deferred tax assets and taxable entities where it is intended that net settlement or simultaneous realisation and settlement of the respective asset and liability will occur in future years in which significant amounts of deferred tax assets or liabilities are expected to be recovered or settled.

d.	Plant and equipment

Plant and equipment are measured on the cost basis and are therefore carried at cost less accumulated depreciation and any accumulated impairment losses. In the event the carrying amount of plant and equipment is greater than the estimated recoverable amount, the carrying amount is written down immediately to the estimated recoverable amount and impairment losses are recognised either in profit or loss or as a revaluation decrease if the impairment losses relate to a revalued asset.

Subsequent costs are included in the asset’s carrying amount or recognised as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Company and the cost of the item can be measured reliably. All other repairs and maintenance are recognised as expenses in profit or loss in the financial period in which they are incurred.

Depreciation

The depreciable amount of all fixed assets, including buildings and capitalised lease assets, is depreciated on a straight-line basis over the asset’s useful life to the Company commencing from the time the asset is ready for use.

Leasehold improvements are depreciated over the shorter of either the unexpired period of the lease or the estimated useful lives of the improvements.

The depreciation rates used for each class of depreciable assets are:

Class of Fixed Asset	Depreciation Rate
Leasehold improvement		20%
Furniture and fixtures		20%
Office equipment	20%	-	33%
IT equipment		33%

Mission Providence Pty Limited

ABN 90 602 765 784

NOTES TO THE FINANCIAL STATEMENTS FOR YEAR ENDED DECEMBER 31, 2016 (CONTINUED)

d.	Plant and equipment (continued)

The assets’ residual values and useful lives are reviewed, and adjusted as appropriate, at the end of each reporting period. Lease assets are depreciated over the shorter of the lease term and their useful lives unless it is reasonably certain that the Company will obtain ownership by the end of the lease.

An asset’s carrying amount is written down immediately to its recoverable amount if the asset’s carrying amount is greater than its estimated recoverable amount.

Gains and losses on disposals are determined by comparing proceeds with the carrying amount. These gains or losses are recognised in profit or loss when the item is derecognised. When revalued assets are sold, amounts included in the revaluation surplus relating to that asset are transferred to retained earnings.

e.	Impairment of financial assets

At the end of each reporting period, the Company assesses whether there is any indication that an asset may be impaired. The assessment will include considering external sources of information and internal sources of information, including dividends received from subsidiaries, associates or jointly controlled entities deemed to be out of pre-acquisition profits. If such an indication exists, an impairment test is carried out on the asset by comparing the recoverable amount of the asset, being the higher of the asset’s fair value less costs to sell and value in use to the asset’s carrying amount. Any excess of the asset’s carrying amount over its recoverable amount is recognised immediately in profit or loss, unless the asset is carried at a revalued amount in accordance with another Standard. Any impairment loss of a revalued asset is treated as a revaluation decrease in accordance with that other Standard.

Where it is not possible to estimate the recoverable amount of an individual asset, the Company estimates the recoverable amount of the cash-generating unit to which the asset belongs.

Impairment testing is performed at least annually or whenever events or changes in circumstances indicate that the carrying amount is not recoverable for intangible assets with indefinite lives and other financial assets.

An impairment loss is recognised for the amount by which the asset’s carrying amount exceeds its recoverable amount, which is the higher of fair value less costs to sell and value in use. To determine value in use, management estimates future cash flows from each cash generating unit and determines a suitable discount rate in order to calculate the present value of those cash flows. Discount factors are determined individually for each cash generating unit and reflect management’s assessment of respective risk profiles, such as market risks and asset- specific risk factors.

Losses are recognised in profit or loss and reflected in an allowance account. When the Company considers that there are no realistic prospects of recovery of the asset, the relevant amounts are written off. If the amount of impairment loss subsequently decreases and the decrease can be related objectively to an event occurring after the impairment was recognised, then the previously recognised impairment loss is reversed through profit or loss.

f.	Employee Benefits

Short-term employee benefits

Provision is made for the Company’s obligation for short-term employee benefits. Short-term employee benefits are benefits (other than termination benefits) that are expected to be settled wholly before 12 months after the end of the annual reporting period in which the employees render the related service, including wages, salaries and sick leave. Short-term employee benefits are measured at the (undiscounted) amounts expected to be paid when the obligation is settled.

The Company’s obligations for short-term employee benefits such as wages, salaries and sick leave are recognised as a part of current trade and other payables in the statement of financial position. The Company’s obligations for employees’ annual leave and long service leave entitlements are recognised as provisions in the statement of financial position.

Other long-term employee benefits

Provision is made for employees’ long service leave and annual leave entitlements not expected to be settled wholly within 12 months after the end of the annual reporting period in which the employees render the related service. Other long-term employee benefits are measured at the present value of the expected future payments to be made to employees.

Mission Providence Pty Limited

ABN 90 602 765 784

NOTES TO THE FINANCIAL STATEMENTS FOR YEAR ENDED DECEMBER 31, 2016 (CONTINUED)

f.	Employee Benefits (continued)

Other long-term employee benefits (continued)

Expected future payments incorporate anticipated future wage and salary levels, durations of service and employee departures and are discounted at rates determined by reference to market yields at the end of the reporting period on Corporate bonds that have maturity dates that approximate the terms of the obligations. Upon the re-measurement of obligations due to change in assumptions for other long-term employee benefits, the net change in the obligation is recognised in profit or loss as a part of employee benefits expense in the periods in which the changes occur.

The Company’s obligations for long-term employee benefits are presented as non-current provisions in its statement of financial position, except where the Company does not have an unconditional right to defer settlement for at least 12 months after the end of the reporting period, in which case the obligations are presented as current provisions.

Termination benefits

Termination benefits are payable when employment is terminated before the normal retirement date, or when an employee accepts a redundancy in exchange for these benefits. The Company recognises termination benefits when it is demonstrably committed to terminating the employment of current employees according to a detailed formal plan without possibility of withdrawal.

g.	Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, deposits held at-call with banks, other short-term highly liquid investments with original maturities of three months or less, and bank overdrafts.

h.	Trade receivables

Trade receivables are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method, if the term of the receivable exceeds one year, less provision for impairment. Trade receivables are generally due for settlement within 14 days.

i.	Trade and other payables

These amounts represent liabilities for goods and services provided to the Company in the ordinary course of business and prior to the end of the financial year and which are unpaid. The amounts are unsecured and are usually paid within 30 days of recognition.

Trade and other payables are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method, if the term of the payable exceeds one year.

j.	Revenue

The Company provides employment services for the Department of Employment of Australia Government under 3 contracts:

-

jobactive: Employment services providers, such as Mission Providence, are contracted to assist eligible job seekers to find and keep a suitable employment, and to help employers find staff with the right skills for their business.

-	NEIS: has been established to train and mentor job seekers to enable them to successfully set up and run their own small business.
-	Work for the Dole: is the government–funded program that helps job seekers for employment by enabling them to develop new skills.

Revenue is measured at the fair value of the consideration received or receivable. The Company recognises revenue when the amount of revenue can be reliably measured, it is probable that future economic benefits will flow to the entity and specific criteria have been met for each of the Company’s activities as described below. The Company bases its estimates of job outcome fees on historical results to the extent available, taking into consideration the type of customer, the type of transaction and the specifics of each arrangement.

(i)

Service fees (jobactive Administration Fees, Work for the Dole Coordinator Service Fees and NEIS Commencement Fees) paid to the Company when job seekers are transferred from the Government, are initially deferred and are then recognised as revenue over the period during which the Company is required to provide services to the client.

Mission Providence Pty Limited

ABN 90 602 765 784

NOTES TO THE FINANCIAL STATEMENTS FOR YEAR ENDED DECEMBER 31, 2016 (CONTINUED)

j.	Revenue (continued)

(ii)

Job outcome fees are paid to the Company upon achievement of eligible employment related outcomes by job seekers for a period of time (4 weeks, 12 weeks and 26 weeks). These fees are recognised by the Company based on the historical probability of achieving an eligible employment outcome.

(iii)

Interest income is recognised on a time proportion basis, taking into account the principal outstanding and the effective rate over the period to maturity, unless collectability is in doubt, in which case it is recognised on a cash receipt basis.

(iv)	Rental income is recognised on an accrual basis unless collectability is in doubt, in which case the recognition of such income is suspended.

All revenue is stated net of the amount of goods and services tax (GST).

k.	Goods and Services Tax (GST)

Revenues, expenses and assets are recognised net of the amount of GST, except where the amount of GST incurred is not recoverable from the Taxation Authority. In these circumstances, the GST is recognised as part of the cost of acquisition of the asset or as part of an item of the expense. Receivables and payables in the statement of financial position are shown inclusive of GST.

Cash flows are presented in the statement of cash flows on a gross basis, except for the GST component of investing and financing activities, which are disclosed as operating cash flows.

l.	Leases

Leases in which a significant portion of the risks and rewards of ownership are not transferred to the Company as lessee are classified as operating leases. Payments made under operating leases (net of any incentives received from the lessor) are charged to profit and loss on a straight-line basis over the period of the lease.

Lease incentives under operating leases are recognised as a liability and amortised on a straight-line basis over the life of the lease term.

Assets held under financial leases are recognised as assets of the Company at the lower of fair value at the inception of the lease, or the net present value of the minimum lease payments. The corresponding liabilities are included in the statement of financial position as a finance lease obligation.

Lease payments are apportioned between finance expenses and reduction of lease obligation so as to achieve a constant rate of interest on the remaining balance of the liability. Finance expenses are recognised immediately in the profit and loss, unless they are directly attributable to qualifying assets, in which case they are capitalised in accordance with the Company’s policy on borrowing costs.

Lease assets are depreciated on a straight-line basis over the shorter of their estimated useful lives or the lease term.

m.	Intangibles Computer software and licenses

Costs incurred in acquiring software and licenses that will contribute to future period financial benefits through revenue generation and/or cost reduction are capitalised. Amortisation is calculated on a straight-line basis over the useful lives ranging from 3 to 5 years.

n.	Provisions

Provisions are recognized when the Company has a legal or constructive obligation as a result of past events and it is probable that an outflow of resources will be required to settle the obligation and the amount has been reliably estimated. Provisions are not recognized for future operating losses.

Mission Providence Pty Limited

ABN 90 602 765 784

NOTES TO THE FINANCIAL STATEMENTS FOR YEAR ENDED DECEMBER 31, 2016 (CONTINUED)

n.	Provisions (Continued)

Where there are a number of similar obligations, the likelihood that an outflow will be required in settlement is determined by considering the class of obligation as a whole. A provision is recognised even if the likelihood of an outflow with respect to any one item included in the same class of obligations may be small.

Provisions are measured at the present value of management’s best estimate of the expenditure required to settle the present obligation at the end of each reporting period. The discount rate used to determine the present value is a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The increase in the provision due to the passage of time is recognised as interest expenses.

A provision for onerous contracts is recognised when the expected benefits to be derived by the Company from a contract are lower than the unavoidable cost of meeting its obligations under the contract. The provision is measured at the present value of the lower of the expected costs of terminating the contract and the net cost of continuing with the contract. Before a provision is established, the Company recognises any impairment loss on the assets associated with that contract.

o.	Critical Accounting Estimates and Judgments

The preparation of financial statements requires management to make judgements, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Directors evaluate estimates and judgments incorporated into the financial statements based on historical knowledge and best available current information. Estimates assume a reasonable expectation of future events and are based on current trends and economic data, obtained both externally and within the Company.

Estimates and judgements are continually evaluated and are based on historical experience and expectation of future events that may have a financial impact on the entity and that are believed to be reasonable under the circumstances. Revisions to accounting estimates are recognised in the period in which the estimates are revised and in any future periods affected.

Key estimates

Information about assumptions and estimation uncertainties that have a significant risk of resulting in a material adjustment within the period ending 31 December 2016 are included in the following notes:

(i)	Note 3 – Revenue recognition

As outlined in note 2(j)(i), the Company’s employment services revenue includes service fees paid to the Company to work with a job seeker for a specified period of time (typically the contracted service is between 6 months and 1 year).

Revenue is recognised when the amount of revenue can be reliably measured, it is probable that future economic benefits will flow to the entity and specific criteria have been met for each of the Company’s activities. The Company bases its estimates on historical results, taking into consideration of the type of customer, the type of transaction and the specifics of each arrangement. The Directors have made estimates regarding revenue and certain other provisions based on their knowledge and estimates of the change in contract base that has occurred within the business during the period.

(ii)	Note 5 – recognition of deferred tax assets: availability of future taxable profit against which carried forward tax losses can be used.

The Company reviews its performance against budget on a monthly basis, and assesses the availability of future taxable profit to utilize carried forward losses. The level of deferred tax asset is reviewed on a monthly basis, and the appropriate adjustment is recognized in the financial statements.

Key judgements:

Information about critical judgements in applying accounting policies that have the most significant effect on the amounts recognised in the financial statements is included in the following notes:

(i)	Note 14 – Leases: whether an arrangement contains a lease.

Mission Providence Pty Limited

ABN 90 602 765 784

NOTES TO THE FINANCIAL STATEMENTS FOR YEAR ENDED DECEMBER 31, 2016 (CONTINUED)

p.

Standards issued but not yet effective

Accounting Standards and Interpretations issued by the IASB that are not yet mandatorily applicable to the Company, together with an assessment of the potential impact of such pronouncements on the Company when adopted in future periods, are discussed below. The Company does not plan to early adopt these new accounting standards.

IFRS 9: Financial Instruments and associated Amending Standards (applicable to annual reporting periods commencing on or after 1 January 2018).

The Standard will be applicable retrospectively (subject to the provisions on hedge accounting outlined below) and includes revised requirements for the classification and measurement of financial instruments, revised recognition and derecognition requirements for financial instruments, and simplified requirements for hedge accounting.

The key changes that may affect the Company on initial application include certain simplifications to the classification of financial assets, simplifications to the accounting of embedded derivatives, upfront accounting for expected credit loss, and the irrevocable election to recognise gains and losses on investments in equity instruments that are not held for trading in other comprehensive income.  IFRS 9 also introduces a new model for hedge accounting that will allow greater flexibility in the ability to hedge risk, particularly with respect to hedges of non-financial items.

Although the Directors anticipate that the adoption of IFRS 9 may have an impact on the Company’s financial instruments, including hedging activity, it is impracticable at this stage to provide a reasonable estimate of such impact.

IFRS 15: Revenue from Contracts with Customers (applicable to annual reporting periods commencing on or after 1 January 2018).

When effective, this Standard will replace the current accounting requirements applicable to revenue with a single, principles-based model. It replaces existing revenue recognition guidance, including IAS18 Revenue, IAS 11 Construction Contracts and IFRIC 13 Customer Loyalty Programmes. Except for a limited number of exceptions, including leases, the new revenue model in IFRS 15 will apply to all contracts with customers as well as non-monetary exchanges between entities in the same line of business to facilitate sales to customers and potential customers.

The core principle of the Standard is that an entity will recognise revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for the goods or services. To achieve this objective, IFRS 15 provides the following five-step process:

-	identify the contract(s) with a customer;
-	identify the performance obligations in the contract(s);
-	determine the transaction price;
-	allocate the transaction price to the performance obligations in the contract(s); and
-	recognise revenue when (or as) the performance obligations are satisfied.

The Company is assessing the impact on its financial statements resulting from the application of IFRS 15.

IFRS 16: Leases was released by the IASB in January 2016, and is effective for annual reporting periods beginning on or after 1 January 2019. Early adoption will be permitted for entities that also early adopt IFRS 15 Revenue from Contracts with Customers.

IFRS 16 requires lessees to bring leases onto the balance sheet, increasing the visibility of their assets and liabilities. IFRS 16 removes the classification of leases as either operating leases or finance leases – for the lessee – effectively treating all leases as finance leases.

The Company is assessing the impact on its financial statements resulting from the application of IFRS 16.

Mission Providence Pty Limited

ABN 90 602 765 784

NOTES TO THE FINANCIAL STATEMENTS FOR YEAR ENDED DECEMBER 31, 2016 (CONTINUED)

NOTE 2: KEY MANAGEMENT PERSONNEL COMPENSATION

(a)

Key Management Personnel compensation comprises income paid or payable, or otherwise made available to Key Management Personnel by the Company in connection with the management of affairs of the Company.

	Short-term benefits	Post- employment benefits	Total
	AUD $’000	AUD $’000	AUD $’000
2016 total compensation	1,036	153	1,189
2015 total compensation	585	51	636

(b)	Transactions with key management personnel No transactions with key personnel during the reporting period.

NOTE 3: REVENUE

	12 months ended 31 December 2016	10 November 2014 to 31 December 2015
	AUD $’000	AUD $’000

(a) Service fee	49,069	14,906
(b) Other revenue
Interest revenue	10	15
Other revenue	1,211	935
	50,290	15,856

NOTE 4: LOSS BEFORE INCOME TAX

Loss before income tax includes the following specific expenses:

Finance costs:	50	8
External
Tender fees	-	5,000
Rental expense on operating leases	7,627	3,526
Contributions to defined contribution plan	3,183	1,714
Motor vehicles expenses	1,065	816
Travel expenses	342	501
Communication expenses	556	404
Marketing expenses	308	214
Legal and professional expenses	161	160
Depreciation	1,199	422
Amortisation	201	92

Mission Providence Pty Limited

ABN 90 602 765 784

NOTES TO THE FINANCIAL STATEMENTS FOR YEAR ENDED DECEMBER 31, 2016 (CONTINUED)

	12 months ended 31 December 2016 AUD $’000	10 November 2014 to 31 December 2015 AUD $’000
NOTE 5: TAX

(a) The components of tax benefits recognised in the profit or loss:

Deferred tax	-	(8,168)

(b) Income tax (benefits)/expense
The prima facie tax on loss from ordinary activities before income tax is reconciled to the income tax as follows:

Loss before income tax	(11,890)	(27,347)
Prima facie tax payable/(benefit) on profit from ordinary activities at 30%	(3,567)	(8,204)
Tax effect of:

- Current-year losses for which no deferred tax asset is recognised	3,213	-
- Origination and reversal of temporary differences	328	-
- Non-allowable items	26	36
Income tax benefits attributable to Company	-	(8,168)

The company has unrecognized deferred tax assets, amounting to $3,213,000 for the year ended 31 December 2016.

(c) Deferred tax assets

Balance as at 1 January	8,168	-
Credited to statement of profit or loss and other comprehensive income	-	8,168
Balance as at 31 December	8,168	8,168

(d) Movement in Deferred tax assets	Balance December 31, 2015	Recognised to profit and loss	Balance December 31, 2016

Employee benefits	1,068	16	1,084
Start-up business expenses	1,200	(300)	900
Deferred income	673	498	1,171
Income in advance	676	(676)	-
Other provisions	544	134	678
Tax losses carried forward	4,007	328	4,335
Deferred tax assets	8,168	-	8,168

Mission Providence Pty Limited

ABN 90 602 765 784

NOTES TO THE FINANCIAL STATEMENTS FOR YEAR ENDED DECEMBER 31, 2016 (CONTINUED)

NOTE 5: TAX (CONTINUED)

Deferred tax assets have been recognised in respect of the above as it is probable that future taxable profits will be available against which the Company will obtain the benefits therefrom.

The Company has established its operations and is beyond the commencement phase, as it is now realizing revenue. Based on its performance, the Company is forecasted to achieve profitability and will utilise all deferred tax assets. The Company is now generating revenue under the 5-year government contracts. The Company will continue to carry on with the same business operations for the foreseeable future and is forecast to be profitable and generate cash from operations in 2017. Therefore, management considers it probable that future taxable profits would be available against which the deferred tax asset can be realised.

	2016 AUD $’000	2015 AUD $’000
NOTE 6: CASH AND CASH EQUIVALENTS

Cash on hand	3	152
Cash at bank	1,886	2,647
	1,889	2,799

NOTE 7: TRADE AND OTHER RECEIVABLES

Trade receivables	1,310	65
Other receivables	2,639	68
	3,949	133

NOTE 8: OTHER CURRENT ASSETS

Prepayments	598	438
Security deposits	1	2
	599	440

Mission Providence Pty Limited

ABN 90 602 765 784

NOTE 9: PLANT AND EQUIPMENT

	Leasehold Improvement	Office Equipment	Furniture and Fixtures	Total
	AUD $’000	AUD $’000	AUD $’000	AUD $’000
Cost
At 1 January 2016	2,383	1,433	49	3,865
Additions	1,033	883	4	1,920
Disposals	-	-	-	-
At 31 December 2016	3,416	2,316	53	5,785

Accumulated depreciation
At 1 January 2016	(186)	(230)	(6)	(422)
Depreciation for the period	(667)	(520)	(12)	(1,199)
Disposals	-	-	-	-
At 31 December 2016	(853)	(750)	(18)	(1,621)

Carrying amount
At 31 December 2015	2,197	1,203	43	3,443
At 31 December 2016	2,563	1,566	35	4,164

Mission Providence Pty Limited

ABN 90 602 765 784

NOTE 10: INTANGIBLE ASSETS
	Computer Software	Computer Software in Development	Licenses	Total
	AUD $’000	AUD $’000	AUD $’000	AUD $’000
Cost
At 1 January 2016	453	-	181	634
Additions	914	943	-	1,857
Disposals	-	-	-	-
At 31 December 2016	1,367	943	181	2,491

Accumulated depreciation
At 1 January 2016	(62)	-	(30)	(92)
Depreciation for the period	(141)	-	(60)	(201)
Disposals	-	-	-	-
At 31 December 2016	(203)	-	(90)	(293)

Carrying amount
At 31 December 2015	391	-	151	542
At 31 December 2016	1,164	943	91	2,198

NOTE 11: TRADE AND OTHER PAYABLES	2016 AUD $’000	2015 AUD $’000
Trade payables	1,312	1,255
Other payables and accruals	4,648	2,700
Other liabilities	2,105	-
GST payable	51	1,106
	8,116	5,061

NOTE 12: EMPLOYEE BENEFITS

CURRENT

Provision for annual leave	2,191	2,072
Provision for long service leave	976	918
	3,167	2,990

NON-CURRENT

Provision for long service leave	412	569

Mission Providence Pty Limited

ABN 90 602 765 784

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2016 (CONTINUED)

NOTE 13: FINANCE LEASE LIABILITIES	2016 AUD $’000	2015 AUD $’000

Current	906	99

Non-current	1,884	252

The Company has a financial lease agreement with Bank of Queensland for computer equipment on a 3 year term and a lease agreement with BHO for cloud project on a 3 year term with commitments as follows:

Within one year	1,087	126
Later than one year but not later than five years	2,032	277
Later than five years	-	-
Total contractual liabilities	3,119	403
Less: Future finance charges	(329)	(52)
Balance as at 31 December	2,790	351

Mission Providence Pty Limited

ABN 90 602 765 784

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2016 (CONTINUED)

NOTE 14: ISSUED CAPITAL

		2016		2015
	Note	No. of shares	AUD $	No. of shares	AUD $
Contributing Class A shares	a	29,717,905	31,921,001	27,634,585	27,634,585
Fully Paid Class B shares	b	19,811,936	6	18,423,056	6
		49,529,841	31,921,007	46,057,641	27,634,591

a.		Class A Shares		No of shares.	AUD $
At 1 January 2016				27,634,585	27,634,585
Issue for cash				2,083,320	4,286,416
At 31 December 2016				29,717,905	31,921,001

b.		Class B Shares		No. of shares	AUD $
At 1 January 2016				18,423,056	6
Issue for cash				1,388,880	-
At 31 December 2016				19,811,936	6

In accordance with the Constitution, the Number of Class A shares on issue to Class A shareholders at any time equals to 150% of the Class B shares on issue to Class B shareholders at any time.

At any general meetings, Class A shareholders are eligible in aggregate for 60% of the voting rights and Class B shareholders are eligible in aggregate for 40% of the voting rights.

Class A shareholders will have 75% right to distribution of the Company’s surplus cash, profits and other capital and Class B shareholders will have 25% right to distribution of the Company’s surplus cash, profits and other capital.

c.	Capital Management

Management controls the capital of the Company in order to provide the shareholders with adequate returns and to ensure that the Company can fund its operations and continue as a going concern.

There are no externally imposed capital requirements.

Management effectively manages the Company’s capital by assessing the Company’s financial risks and adjusting its capital structure in response to changes in these risks and in the market. These responses include the management of debt levels, distributions to shareholders and share issues.

Mission Providence Pty Limited

ABN 90 602 765 784

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2016 (CONTINUED)

 NOTE 15: RELATED PARTY TRANSACTIONS

Transactions between related parties are on normal commercial terms and conditions no more favourable than those available to other parties unless otherwise stated.

	Transactions with related entities for the year ended	Balance outstanding receivable/(payable) as at	Transactions with related entities for the period ended	Balance outstanding receivable/(payable) as at
	2016 AUD $’000	2016 AUD $’000	2015 AUD $’000	2015 AUD $’000
Ingeus UK Ltd
- Capital contribution	10,682	-	27,635	6,397
- Other charges	-	(2)	(66)	-

Mission Australia
- Rental receipts	1,312	(6)	460	-
- Tender fee	-	-	(5,000)	-
- IT on-going support costs	(4,087)	(362)	(2,131)	-
- Other recharges	(682)	(97)	(527)	(87)
- Communication charges	-	-	(460)	(47)
- IT service costs	-	-	(352)	-
- Property costs	(641)	(59)	(325)	5
- Fleet charges	-	-	(324)	-
- Employee Assistance Program	-	-	(110)	-
- NEIS	(172)	(42)	-	-
- Work for the Dole – host activity expenses	(4)	(1)	(28)	28

Ingeus Australasia Pty Limited
- Employee Assistance Program	(29)	(18)	(31)	-

Mission Providence Pty Limited

ABN 90 602 765 784

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2016 (CONTINUED)

NOTE 16: ASSETS CONTRIBUTED BY SHAREHOLDER	Note	2016 AUD $’000	2015 AUD $’000
Net assets/(liabilities) contributed from Mission Australia

As part of the Joint Venture agreement, Mission Australia contributed certain assets and liabilities to the Company at the incorporation date as follows:

Asset

Fair value		-	475

Liabilities

Employee benefits		-	(2,879)

Net identifiable liabilities		-	(2,404)

NOTE 17: LEASE COMMITMENTS

Operating lease commitments

The Company leases various offices under non-cancellable operating leases. All leases started from 1 July 2015 on three to five year terms with renewal rights. On renewal, the terms of the leases are renegotiated.

	2016 AUD $’000	2015 AUD $’000

Within one year	5,151	6,149
Later than one year but not later than five years	12,878	21,525
Later than five years	-	-
	18,029	27,674

Mission Providence Pty Limited

ABN 90 602 765 784

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2016 (CONTINUED)

NOTE 18: FINANCIAL INSTRUMENTS

Financial Risk Management

The Company’s financial instruments consist mainly of deposits with banks, trade receivables and trade payables.The totals for each category of financial instruments, measured in accordance with IAS 39: “Financial instruments – recognition and measurement” as detailed in the accounting policies to these financial statements, are as follows:

	Note	2016 AUD $’000	2015 AUD $’000
Financial assets
Cash and cash equivalents	6	1,889	2,799
Trade and other receivable	7	3,949	133
Amount receivable from related entity	15	-	6,397
Other current assets	8	599	440
Total financial assets		6,437	9,769

Financial liabilities
Trade and other payables	11	8,116	5,061
Finance lease liabilities	13	2,790	351
Total financial liabilities		10,906	5,412

 Financial Risk Management Policies

The Board of Directors are monitoring and managing financial risk exposures of the Company. The Board of Directors monitors the Company’s financial risk management policies and exposures and approves financial transactions within the scope of its authority. It also reviews the effectiveness of internal controls relating to financing risk and interest rate risk.

Specific Financial Risk Exposures and Management

The main risks the Company is exposed to through its financial instruments are credit risk and liquidity risk.

a.	Credit risk

The maximum exposure to credit risk, excluding the value of any collateral or other security, to recognised financial assets at the balance sheet date, is the carrying amount, net of any provisions for impairment of those assets, as disclosed in the statement of financial position and notes to the financial statements.

Credit risk is managed through the maintenance of claim procedures (such procedures include the utilisation of systems for the approval, granting and submission of claims, regular monitoring of exposures against claims reversal and clawback from the Australian Government - Department of Employment), ensuring to the extent possible, that transactions are fully collectable.

b.	Liquidity risk

Liquidity risk arises from the possibility that the Company might encounter difficulty in settling its debts or otherwise meeting its obligations related to financial liabilities.

The Company manages liquidity risk by monitoring forecast cash flows and ensuring that adequate capital contributions are available from shareholders, or borrowing facilities will be obtained if required.

The tables below reflect an undiscounted contractual maturity analysis for financial liabilities.

Mission Providence Pty Limited

ABN 90 602 765 784

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2016 (CONTINUED)

NOTE 18: FINANCIAL INSTRUMENTS (Continued)

b.	Liquidity risk (continued)

Cash flows realised from financial assets reflect management’s expectation as to the timing of realisation. Actual timing may therefore differ from that disclosed.

The timing of cash flows presented in the table to settle financial liabilities reflects the earliest contractual settlement dates.

2016	Within 1 Year	1 to 5 Years	Over 5 Years	Total
Company	AUD $’000	AUD $’000	AUD $’000	AUD $’000
Financial liabilities due for payments
Trade and other payables (excluding employee benefits)	(8,116)	-	-	(8,116)
Amount payables to related entity	(588)	-	-	(588)
Finance lease liabilities	(1,087)	(2,032)	-	(3,119)
Total contractual (outflows)	(9,791)	(2,032)	-	(11,823)
Financial assets — cash flows realisable
Cash and cash equivalents	1,889	-	-	1,889
Trade and other receivables	3,949	-	-	3,949
Other current assets	599	-	-	599
Total anticipated inflows	6,437	-	-	6,437
Net inflow/(outflow) on financial instruments	(3,354)	(2,032)	-	(5,386)

2015	Within 1 Year	1 to 5 Years	Over 5 Years	Total
Company	AUD $’000	AUD $’000	AUD $’000	AUD $’000
Financial liabilities due for payments
Trade and other payables (excluding employee benefits)	(5,061)	-	-	(5,061)
Finance lease liabilities	(126)	(277)	-	(403)
Total contractual (outflows)	(5,187)	(277)	-	(5,464)
Financial assets — cash flows realisable
Cash and cash equivalents	2,799	-	-	2,799
Trade and other receivables	133	-	-	133
Amount receivables from related entity	6,397			6,397
Other current assets	440	-	-	440
Total anticipated inflows	9,769	-	-	9,769
Net inflow/(outflow) on financial instruments	4,582	(277)	-	4,305

Mission Providence Pty Limited

ABN 90 602 765 784

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2016 (CONTINUED)

NOTE 18: FINANCIAL INSTRUMENTS (Continued)

c.	Market Risk

i.	Interest rate risk

Exposure to interest rate risk arises on financial assets and financial liabilities recognised at the end of the reporting period whereby a future change in interest rates will affect future cash flows.

The Company’s exposure to interest rate risk is by cash and cash equivalents.

Sensitivity Analysis

The following table illustrates sensitivities to the Company’s exposures to changes in interest rates. The table indicates the impact on how profit and equity values reported at balance date would have been affected by changes in the relevant risk variable that management considers to be reasonably possible. These sensitivities assume that the movement in a particular variable is independent of other variables.

	Profit	Equity
Period ended 31 December 2016	AUD $	AUD $
+/-1% in interest rates	1,007	1,007

Period ended 31 December 2015	AUD $	AUD $
+/-1% in interest rates	145	145

Net Fair Values

For assets and liabilities, the net fair value approximates their carrying values. No financial assets or financial liabilities are readily traded on organised markets in standardised form.

NOTE 19: AUDITOR’S REMUNERATION		2016 AUD $’000	2015 AUD $’000

Remuneration of the auditor of the Company for:
-	Audit of financial statements	50	50
-	Other non-audit services	-	15
		50	65

Mission Providence Pty Limited

ABN 90 602 765 784

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2016 (CONTINUED)

NOTE 20: CASH FLOW INFORMATION		Note	12 months ended 31 December 2016	10 November 2014 to 31 December 2015

a	Reconciliation of cash flow from operations with loss after income tax
	Loss after income tax for the period		(11,890)	(19,179)
	Non-cash flows in loss
	Depreciation and amortisation	4	1,400	514
	Gain on fair value of assets contributed from MA	16	-	(475)
	Financial lease interest		48	8

	Changes in assets and liabilities
	Increase in trade and other receivables		(3,975)	(572)
	Increase in deferred income		2,799	2,243
	Increase in deferred tax assets		-	(8,168)
	Increase in trade and other payables		1,390	7,313
	Increase in provisions		21	3,559
			(10,207)	(14,757)

On incorporation date, the Company received a transfer of computer equipment with an aggregate fair value of $374,170 from Mission Australia in the form of financial lease. This transfer is not reflected in the statement of Cash Flows.

NOTE 21: CONTINGENT LIABILITIES

There are no contingent liabilities at balance date.

NOTE 22: CAPITAL COMMITMENTS	2016 AUD $’000	2015 AUD $’000

Contractual commitments	-	500

Mission Providence Pty Limited

ABN 90 602 765 784

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2016 (CONTINUED)

Note 23: Events After the Balance Sheet Date

In early February, the Company announced its intention to implement an organizational restructure, which will reduce the workforce by 31 March 2017. The Company expects the restructuring associated with the reduction in positions to cost $1,800,000 in the financial year ending 31 December 2017. In early March, the Company obtained a $2,400,000 short-term shareholder loan facility and made a draw down on this facility of $1,000,000, this was used to fund the restructuring costs incurred to date.

In the opinion of the Directors, no other matters or circumstances have arisen since the end of the financial period which significantly affected or may significantly affect the operations of the Company, the results of those operations, or the state of affairs of the Company.

NOTE 24: ULTIMATE AND CONTROLLING PARTY

Mission Providence Pty Limited is a joint venture between Mission Australia, a not -for- profit entity incorporated in Australia and Ingeus Australasia Pty Limited (“Ingeus Australasia”), a company incorporated in Australia. The ultimate parent company of Ingeus Australasia is The Providence Service Corporation, a public listed company on the NASDAQ with registered office at 700 Canal Street, Third Floor, Stamford, CT 06902, United States.

NOTE 25: COMPANY DETAILS

The registered office of business of the Company is

Level 7

HSBC Building

580 George Street

Sydney NSW 2000

The principal place of business of the Company is

Level 6

HSBC Building

580 George Street

Sydney NSW 2000

Independent Auditors’ Report

The Board of Directors and shareholders
Mission Providence Pty Limited

We have audited the accompanying financial statements of Mission Providence Pty Ltd as of December 31, 2016 and 2015, and the related statement of profit or loss and other comprehensive income, changes in equity, and cash flows for the year ended December 31, 2016 and the period from November 10, 2014 to December 31, 2015, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Mission Providence Pty Limited
March 10, 2017

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mission Providence Pty Limited as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the year ended December 31, 2016 and the period from November 10, 2014 to December 31, 2015 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/KPMG

Sydney, Australia

March 10, 2017